UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2021

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Cypress Environmental Partners, L.P.

(Exact name of registrant as specified in its charter)

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Delaware	001-36260	61-1721523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5727 S. Lewis Avenue, Suite 300

Tulsa, Oklahoma 74105

(Address of principal executive offices and zip code)

(918) 748-3900

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	CELP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 10, 2021, management of Cypress Environmental Partners, L.P. (the “Partnership”) committed to close Cypress Brown Integrity, LLC (“CBI”), its Pipeline & Process Services segment. CBI provided customers with hydrotesting, chemical cleaning, drying, water treatment, nitrogen and other related services. CBI is located in Giddings, Texas and a plan of termination will impact approximately 18 employees.

The Partnership’s reasons for exiting the business include the decline in new pipeline construction projects and the inability to obtain more work directly with pipeline owners on maintenance projects. CBI initiated and completed the closure of its operations on September 10, 2021.

The Partnership expects to incur a loss of approximately $2.0 million on the disposal of intangible assets associated with CBI. The Partnership expects to sell CBI’s property, plant and equipment, which has a net book value of approximately $1.0 million, and will record gains or losses as those assets are sold. The Partnership also expects to incur employee severance expenses of approximately $0.1 million.

Costs associated with closure activities are based on currently available information and preliminary accounting assessments, and reflect management’s best estimates; accordingly, actual cash costs and non-cash charges and their timing may differ from those stated above.

Item 2.06	Material Impairments

The information set forth above, in response to Item 2.05, is incorporated by reference herein, in response to Item 2.06.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Cypress Environmental Partners, L.P.

	By:	Cypress Environmental Partners GP, LLC,
its general partner

Dated: September 16, 2021	By:	/s/ Jonathan M. Cinocca
	Name:	Jonathan M. Cinocca
	Title:	Corporate Secretary